UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 4, 2024

ASTRONOVA, INC.

(Exact name of registrant as specified in its charter)

Rhode Island	0-13200	05-0318215
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 East Greenwich Avenue
West Warwick, RI 02893
(Address of principal executive offices) (Zip Code)

(401) 828-4000

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on which Registered
Common Stock, $0.05 Par Value	ALOT	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On May 4, 2024, AstroNova, Inc. (the “Company”) as “First Guarantor”, along with its wholly-owned Portugal Subsidiary, AstroNova Portugal, Unipessoal, Lda (the “Purchaser”) entered into a Share Purchase Agreement (the “Purchase Agreement”) with Effort Premier Solutions Lda., a private limited company incorporated under the laws of Portugal (the “Seller”) and Elói Serafim Alves Ferreira, as the “Second Guarantor”.

In accordance with the terms and subject to the conditions set forth in the Purchase Agreement, the Purchaser acquired 100% of the issued and outstanding share capital of MTEX New Solution, S.A., a joint stock company with limited liability incorporated under the laws of Portugal (“MTEX”), from the Seller in exchange for the Purchase Price as discussed below. The closing date for the acquisition was May 6, 2024.

The base purchase price for the acquisition consists of EUR 17,268,345 paid by the Purchaser to the Seller on the closing date by wire transfer, and up to an additional EUR 731,655 retained by the Purchaser to secure certain indemnification obligations of the Seller to be released by the Purchaser subject to resolution of such obligations. Additionally, the Seller will be entitled to receive contingent consideration in an amount of up to EUR 4,000,000 if MTEX meets certain revenue objectives as set forth in the Purchase Agreement for the three calendar year periods ending after the closing date.

The Purchase Agreement contains customary representations and warranties made by the Seller and the Purchaser, and also contains certain post-closing obligations, including indemnification obligations by Seller.

Also on May 4, 2024, the Purchaser, the Seller, the Second Guarantor and MTEX entered into a Transitional Management Agreement (the “Transitional Management Agreement”) pursuant to which the Second Guarantor will serve as the MTEX’s Chief Executive Officer for a term of three years following the closing date. Under the terms of the Transitional Management Agreement, the Second Guarantor will receive a salary and grant of restricted stock units and will be entitled to participate in the Company’s incentive compensation programs on the same terms as the Company’s executive officers. The Transitional Management Agreement includes customary non-competition and confidentiality provisions.

The foregoing description of the Purchase Agreement, the Transitional Management Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement and the Transitional Management Agreement, which are filed as Exhibits 2.1 and 10.1, respectively, to this Current Report on Form 8-K and are incorporated by reference herein. The Purchase Agreement and the Transitional Management Agreement have been included to provide investors and securityholders with information regarding their respective terms. They are not intended to provide any other factual information about MTEX, the Seller, the Second Guarantor, the Purchaser or the Company. The Purchase Agreement contains representations and warranties of the Seller, on the one hand, and the Purchaser, on the other hand, made solely for the benefit of the other. Moreover, certain representations and warranties in the Purchase Agreement were used for the purpose of allocating risk between the Seller, on the one hand, and the Purchaser, on the other hand. Accordingly, investors and securityholders should not rely on the representations and warranties in the Purchase Agreement as characterizations of the actual state of facts or condition of MTEX, the Seller, the Purchaser, or their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures.

The information set forth in Item 2.03 below is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 6, 2024, the Company entered a Third Amendment to Amended and Restated Credit Agreement (the “Amendment”) with Bank of America, N.A., as lender (the “Lender”). The Amendment amended the Amended and Restated Credit Agreement dated as of July 30, 2020, as amended by the First Amendment to Credit Agreement, dated as of March 24, 2021, the LIBOR Transition Amendment, dated as of December 14, 2021, and the Second Amendment to Credit Agreement dated as of August 4, 2022, the Joinder Agreement relating to the Company’s subsidiary Astro Machine Corporation (“Astro Machine”) dated as of August 26, 2022 (the “Existing Credit Agreement”; the Existing Credit Agreement as amended by the Amendment, the “Amended Credit Agreement”), between the Company as borrower, Astro Machine as a guarantor, and the Lender.

The Amended Credit Agreement provides for (i) a new term loan to the Company in the principal amount of EUR 14,000,000 (the “Term A-2 Loan”), which term loan is in addition to the existing term loan (the “Existing Term Loan”) outstanding under the Existing Credit Agreement in the principal amount of approximately $12.3 million as of the effective date of the Amendment, and (ii) an increase in the aggregate principal amount of the revolving credit facility available to the Company from $25,000,000 to $30,000,000 until January 31, 2025, upon and after which the aggregate principal amount of the revolving credit facility will reduce to $25,000,000. At the closing of the Amendment, the Company borrowed the entire EUR 14,000,000 Term A-2 Loan and EUR 3,000,000 and a US dollar amount which was converted to Euros to satisfy the entire purchase price payable on the closing date pursuant to the Purchase Agreement. The revolving credit facility may otherwise be used for general corporate purposes.

Under the Amended Credit Agreement, revolving credit loans may continue to be borrowed, at the Company’s option, in U.S. Dollars or, subject to certain conditions, Euros, British Pounds, Canadian Dollars or Danish Kroner.

The Amended Credit Agreement requires that the Term A-2 Loan be paid in quarterly installments on the last day of each fiscal quarter of the Company through April 30, 2027 in the principal amount of EUR 583,333 each, and the entire then-remaining principal balance of the Term A-2 Loan is required to be paid on August 4, 2027. The Amended Credit Agreement requires that the remaining balance of the Existing Term Loan be paid in quarterly installments on the last day of each fiscal quarter of the Company through April 30, 2027 in the principal amount of $675,000 each, and the entire then-remaining principal balance of the term loan is required to be paid on August 4, 2027. The Company may voluntarily prepay the Term A-2 Term Loan or the Existing Term Loan, in whole or in part, from time to time without premium or penalty (other than customary breakage costs, if applicable). The Company may repay borrowings under the revolving credit facility at any time without premium or penalty (other than customary breakage costs, if applicable), but in any event no later than August 4, 2027, and any outstanding revolving loans thereunder will be due and payable in full, and the remainder of the revolving credit facility will terminate, on such date. The Company may reduce or terminate the revolving line of credit at any time, subject to certain thresholds and conditions, without premium or penalty.

As under the Existing Credit Agreement, the loans under the Amended Credit Agreement are subject to certain mandatory prepayments, subject to various exceptions, from (a) net cash proceeds from certain dispositions of property, (b) net cash proceeds from certain issuances of equity, (c) net cash proceeds from certain issuances of additional debt and (d) net cash proceeds from certain extraordinary receipts.

Amounts repaid under the revolving credit facility may be reborrowed, subject to continued compliance with the Amended Credit Agreement. No amount of the Term A-2 Loan or the Existing Term Loan that is repaid may be reborrowed.

The Term A-2 Loan bears interest at a rate per annum equal to the EURIBOR rate as defined in the Amended Credit Agreement, plus a margin that varies within a range of 1.60% to 2.50% based on the Company’s consolidated leverage ratio. The Existing Term Loan and revolving credit loans bear interest at a rate per annum equal to, at the Company’s option, either (a) the Term SOFR rate as defined in the Amended Credit Agreement (or, in the case of revolving credit loans denominated in Euros or another currency other than U.S. Dollars, the applicable quoted rate), plus a margin that varies within a range of 1.60% to 2.50% based on the Company’s consolidated leverage ratio, or (b) a fluctuating reference rate equal to the highest of (i) the federal fund rate plus 0.50%, (ii) Bank of America’s publicly announced prime rate, (iii) the Term SOFR Rate plus 1.00%, or (iv) 0.50%, plus a margin that varies within a range of 0.60% to 1.50% based on the Company’s consolidated leverage ratio. In addition to certain other fees and expenses are required to be paid by the Company to the Lender, the Company is required to pay a commitment fee on the undrawn portion of the revolving credit facility that varies within a range of 0.15% and 0.35% based on the Company’s consolidated leverage ratio.

The Company must comply with various customary financial and non-financial covenants under the Amended Credit Agreement. The financial covenants under the Amended Credit Agreement consist of a maximum consolidated leverage ratio and a minimum consolidated fixed charge coverage ratio, certain of the provisions of which were modified by the Amendment; the minimum consolidated asset coverage ratio under the Existing Credit Agreement was eliminated by the Amendment. The primary non-financial covenants limit the Company’s and its subsidiaries’ ability to incur future indebtedness, to place liens on assets, to pay dividends or distributions on their capital stock, to repurchase or acquire their capital stock, to conduct mergers or acquisitions, to sell assets, to alter their capital structure, to make investments and loans, to change the nature of their business, and to prepay subordinated indebtedness, in each case subject to certain exceptions and thresholds as set forth in the Amended Credit Agreement, certain of which provisions were modified by the Amendment.

The Lender is entitled to accelerate repayment of the loans and to terminate its revolving credit commitment under the Amended Credit Agreement upon the occurrence of any of various customary events of default, which include, among other events, the following (which are subject, in some cases, to certain grace periods): failure to pay when due any principal, interest or other amounts in respect of the loans, breach of any of the Company’s covenants or representations under the loan documents, default under any other of the Company’s or its subsidiaries’ significant indebtedness agreements, a bankruptcy, insolvency or similar event with respect to the Company or any of its subsidiaries, a significant unsatisfied judgment against the Company or any of its subsidiaries, or a change of control of the Company.

The Company’s obligations under the Amended Credit Agreement continue to be secured by substantially all of the personal property assets of the Company (including a pledge of the equity interests held by the Company in its subsidiaries ANI ApS, AstroNova GmbH, AstroNova SAS and the Purchaser), subject to certain exceptions, and by a mortgage on the Company’s owned real property in West Warwick, Rhode Island, and are guaranteed by, and secured by substantially all of the personal property assets, of Astro Machine.

The forgoing description of the terms of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed herewith as Exhibit 10.2 to this Current Report on Form 8-K.

Item 9.01	Financial Statement and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit

2.1	Share Purchase Agreement, dated May 4, 2024, by and among AstroNova Portugal, Unipessoal, Lda., as Purchaser, AstroNova, Inc., as First Guarantor, Effort Premier Solutions Lda., as Seller, and Elói Serafim Alves Ferreira, as Second Guarantor.*†

10.1	Transitional Management Agreement dated May 4, 2024, by and between AstroNova Portugal, Unipessoal, Lda., Effort Premier Solutions Lda., Elói Serafim Alves Ferreira, and MTEX New Solutions, S.A.†

10.2	Third Amendment to Amended and Restated Credit Agreement dated as of May 6, 2024 among AstroNova, Inc., Astro Machine Corporation and Bank of America, N.A.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Certain of the exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Company will furnish copies of any such schedules to the SEC upon request.

†	Certain confidential portions of this exhibit were omitted because the identified confidential provisions (i) are not material and (ii) is the type that the Company treats as private or confidential.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASTRONOVA, INC.

Dated: May 9, 2024	By:	/s/ David S. Smith
David S. Smith
Vice President, Chief Financial Officer and Treasurer

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